Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated May 25, 2018, except for Note 22, as to which the date is August 10, 2018, in the Registration Statement (Form F-1) and related Prospectus of Weidai Ltd. dated August 10, 2018.

/s/ Ernst & Young Hua Ming LLP

Guangzhou, People’s Republic of China

August 10, 2018